FOR IMMEDIATE RELEASE


         CONTACT:  FOR KINDERCARE LEARNING CENTERS, INC.    FOR KKR
                   SANDRA SCARR, PH.D.                      RUTH PACHMAN
                   CHIEF EXECUTIVE OFFICER AND              DAWN DOVER
                   CHAIRMAN OF THE BOARD                    KEKST AND COMPANY
                              OR                            (212) 593-2655
                   THOMAS D. JOHNSON, JR.
                   DIRECTOR OF MARKETING/INVESTOR RELATIONS
                   (334) 260-7668


                  KINDERCARE ANNOUNCES MERGER AGREEMENT WITH KKR


         Montgomery, AL -- October 3, 1996 -- KinderCare Learning Cen-ters, Inc. (Nasdaq: KCLC), Kohlberg Kravis Roberts & Co. (KKR) and Oaktree Capital Management LLC (Oaktree) today jointly an-nounced the signing of a definitive merger agreement providing for the merger of KinderCare Learning Centers, Inc. with a KKR affiliate. The Board of Directors of KinderCare will recommend the merger at a KinderCare shareholder's meeting.

         The merger agreement provides for KinderCare shareholders to elect to receive $20.25 in cash for each of their shares or to retain existing KinderCare common stock. The election to re-tain stock is subject to proration so that approximately 93 percent of the outstanding KinderCare shares are exchanged for cash and approximately 7 percent are retained by existing shareholders. Oaktree has agreed to elect to retain a suf-ficient amount of shares so that every other shareholder that wishes can receive all cash for its shares. Following the merger, a KKR controlled entity will own approximately 85 per-cent of KinderCare and KinderCare's pre-merger shareholders will own approximately 15 percent.

         The total value of the transaction, including equity and debt, is approximately $600 million. After the merger, KinderCare will be capitalized with $175 million of equity, of which $148.75 million will be invested by a KKR affiliate. All of the financing for the merger is being arranged by KinderCare, KKR and The Chase Manhattan Corporation. KinderCare has also secured commitments through Chase for a $300 million bank debt expansion facility to fund future growth and acquisitions.

         TCW Special Credits, Oaktree and certain of their affiliates who hold in the aggregate approximately 52 percent of the out-standing KinderCare stock have irrevocably agreed to vote their shares in favor of the merger. The merger, which is expected to be consummated not later than January 1997, is subject to customary conditions including the approval of KinderCare stockholders and the expiration of antitrust regulatory waiting periods.

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         Dr. Sandra Scarr, Chairman and Chief Executive Officer of
         KinderCare, said, "Through the combination of KinderCare's suc-cessful business strategy and KKR's support, we will have the ability to build upon our leading position in the preschool and child care industry while continuing to enhance KinderCare's high education and quality standards. Our new capital struc-ture is conservative, flexible, and designed to fund expansion, continue innovation, and further our commitment to the highest standards of cost effective, quality preschool and child care."

         "We believe the merger to be in the best interests of our com-pany and our shareholders," Dr. Scarr added. "During the past few years the company's focus has been on developing new kinds of facilities and refining the curriculum. As a result of these efforts and our partnership with KKR, we will be well positioned to embark on a new phase of prudent growth."

         Clifton S. Robbins, a General Partner of KKR said, "We look forward to working with KinderCare's management and employees to further the Company's position as the nation's preeminent provider of preschool and child care services. We believe the child care industry is an important and growing sector of the economy fueled by strong demographic trends. KKR intends to support the expansion of KinderCare through internal growth and acquisitions while continuing to promote industry-leading edu-cation and quality standards."

         KinderCare is the largest preschool and child care company in the United States. At the end of the fourth quarter of fiscal 1996, under the banners of KinderCare Learning Centers, Inc., KINDERCARE AT WORK [Registered Trademark] and KID'S CHOICE [Trademark], the company operated 1148 child centers in 38 states and the United Kingdom with an enrollment of approxi-mately 120,00 full-time and part-time children and employed over 23,000 people. Children's education programs include: toddler programs Look at Me [Registered Trademark] and Let Me
         Do It [Registered Trademark]; preschool programs My Window on the World [Registered Trademark] and Once Upon a Time... [Registered Trademark]; and the schoolage program KC Imagination Highway [Trademark]. The Company was founded in 1969 and is headquartered in Montgomery, Alabama.

         CS First Boston acted as financial advisor for KinderCare, and Salomon Brothers Inc acted as financial advisor for KKR, in connection with the transaction.

         Any offering of securities in connection with the merger will be made only by means of a prospectus.